Exhibit 99.1

SITO Mobile Shareholder Letter

Dear Fellow SITO Mobile Shareholders,

As we enter the New Year, I wanted to take this opportunity to share my thoughts with you on recent developments at SITO Mobile and our plans going forward. Also, I want you to know that we plan to provide periodic updates to you on our progress and strategy, so that you can feel more connected as a shareholder. This past year, there were several transformative changes in our Company, both on the corporate and strategic front. These changes have been impactful and we believe, provide SITO Mobile with a distinct advantage over many other players in the mobile marketing and advertising space. We have accomplished a lot in a short period of time as a result of our ability to execute on our planned initiatives and therefore, we believe the future outlook for our business is encouraging.

Market Dynamics Driving Growth

Market conditions are driving demand for our service platform and we believe that a large majority of our projected future growth in advertising is in targeted mobile marketing. The growing popularity of Over-The-Top (OTT) mobile messaging apps and the explosion of OTT communications services have changed the dynamic of mobile marketing. Juniper Research forecasts that global mobile messaging traffic will reach 28.2 trillion annually by 2017, which will mostly be driven by OTT services. eMarketer released new projections in December 2014 which cited that of the more than $150 billion in global ad market growth projected through 2018, approximately $118 billion will come via mobile. This new projection highlights the importance of digital devices in the world's advertising industry and the growth of which is projected to come primarily through mobile phones. According to BI Intelligence, location-based mobile advertising is growing faster than any other digital channel. Based on these market drivers, we are confident that we have the right strategy at the right time. We believe our recent acquisition of DoubleVision Networks will be the catalyst for SITO Mobile to increase and diversify revenues from our core operating business.

SITO Mobile Shareholder Letter

Corporate Developments

Those of you following the progression of SITO Mobile know that I have been with the Company for many years as Executive Vice President of Corporate Development and later, as interim Chief Executive Officer. In mid-November 2014, I permanently took on the CEO post and joined the Company's Board of Directors. We have also strengthened our Board with the recent appointment of Betsy Bernard as Lead Director and Chair of the Governance and Nominating Committee, Phil Livingston as director and Chair of the Compensation Committee and Joe Beatty as director and Chair of the Audit Committee. The accomplished skillset and strong experience of our Board undoubtedly strengthens our leadership team as we prepare to work towards up-listing off the OTCQB to one of the national stock exchanges in the coming months.

In the short time I spent as the interim CEO, the Company closed a substantial strategic financing, successfully integrated our first acquisition, and rebranded the Company into SITO Mobile. Today our focused and collective vision is defined in our new brand identity - to lead the mobile marketing space by capturing market share through organic growth coupled with smart, strategic, opportunistic acquisitions when appropriate.

Business Developments

Now that we are in calendar year 2015, we are confident that our business momentum is stronger than ever. With a growing operating business, a diverse portfolio of patents, strong balance sheet, and an accomplished board and management team, we believe our potential is enormous.

In July 2014, we acquired DoubleVision Networks, a privately-held mobile ad-tech company. What drew our interest in DoubleVision is its programmatic media buying platform with audience location at its foundation. In addition, its real-time bidding capability of mobile ad inventory acquisition allowed DoubleVision to deliver market-leading campaign performance at the lowest possible cost and deliver superior results for its advertising clients. Our acquisition was immediately accretive and expanded our sales force with an exceptional support of mobile experts and engineering talent. These results are evidenced by the growth this new offering is contributing to our business.

On the IP front, in April 2014, we completed our second licensing deal to utilize some of our intellectual property assets through VideoStar LLC, for an initial annual fee of $1.25 million for a minimum of three years. We believe that the execution of this licensing deal is an important step in validating the strength of SITO Mobile’s patent portfolio.

Our mobile engagement platform enables brands to increase awareness, loyalty, and sales. It combines location-based advertising with SMS capabilities, allowing brands to communicate seamlessly across all mobile devices. Our ad-tech product, which is NOT opt-in based, uses “geo-fencing”, a technique that targets customers within a certain radius of location and uses technology to push coupons, ads, and promotions to mobile apps in real-time. Post-campaign, we provide analytics allowing clients to measure campaign performance tracking key metrics, such as user demographics, psychographics, ROI, click-through rates and length of engagement.

Today, several Fortune 100 companies are running campaigns using our programmatic ad-tech platform.

SITO Mobile Shareholder Letter

Our messaging product, which is opt-in based, is an enterprise grade texting and voice CRM solution used to deliver custom alerts, reminders and promotions. Today’s consumers are “obsessed” with texting and marketers are beginning to understand the strategic importance of developing this channel. We currently support several regional and national programs for various types of retailers including 41 separate initiatives for the nation’s largest brick-and-mortar retailer.

Our ad-tech platform can quickly generate campaigns that create billions of impressions daily. Brands can fill in the blank on what they want to do for their target audience, which would typically involve the goal to motivate, remind, sell, inform, educate, and influence a mobile consumer at a specific place and time. In this model, which is campaign-based, we serve as middlemen between advertisers and publishers and earn profits from the spread between media bought and media sold. We provide everything from creative to execution and help brands understand how to integrate mobile advertising into a comprehensive ad campaign.

We believe the Ad-Tech sector has become increasing significant and many experts have said that it already is and will continue to be a significant part of the future of advertising. The ongoing shift of consumers’ time and marketing spend to digital channels has continued unabated at a 20% + annual pace. The more data-driven and programmatic ad spend is experiencing much faster growth — IDC estimates a 75 percent cumulative annual growth rate from 2010 to 2017. This growth has disproportionately benefited the large platform players like Google, Facebook and Twitter. We are optimistic that as new platforms and formats come into the market, it will keep adding to this extremely rapid growth rate.

Financial Developments

Our core mobile marketing and advertising business became cash flow positive in the first quarter of FY 2014. In October of this year, we secured a $10 million in long-term debt financing and a $1 million equity investment from Fortress Investment Group to retire our short-term debt and facilitate our operating business and IP monetization efforts. We felt Fortress was an ideal investment partner as our goals aligned in recognizing the potential of the rapidly evolving mobile and advertising space. The investment will help fuel our organic growth and drive us into the next stage of product development.

We also reported growth of 27% year-over-year at $9.9 million in revenues for the FY 2014 ended September 30, 2014. This growth was driven by sequential growth of the advertising technology product platform and a testament to the progress we’ve been making in establishing SITO Mobile as an increasingly formidable player in mobile marketing and advertising.

SITO Mobile Shareholder Letter

Summary

We believe there are several key elements to SITO Mobile that makes us a compelling and dynamic company to our investors. On the corporate front we have completed the rebranding of SITO Mobile and we have a new management team in place with solid board governance leading the organization forward towards a listing on a national exchange.

On the business front, our existing core offerings continue to deliver strong results and our new programmatic ad-tech platform is showing even greater growth rates. We were issued seven new patents this year: three on accessing information on a mobile device, two on sending information to and between mobile devices, and two on digital video streaming and dynamic ad insertion. We entered into our second licensing deal, and also completed a strategic financing deal with Fortress Investment Group who not only understands the potential value of our IP but also understands the opportunity to help accelerate the growth of our operating business.

With solid momentum in our core business in the second half of 2014 now behind us, and the addition of what we believe is a solid new OTT ad tech offering, we are confident that SITO Mobile is poised for strong growth in 2015. The goal of building an enduring and substantial company under steady and focused leadership is upon us and we don’t underestimate the responsibility of being good stewards of your capital.

Thank you all and from the SITO family to yours, we wish you all a happy, healthy and profitable New Year.

My Best,

/s/ Jerry Hug

Jerry Hug

Chief Executive Officer

Forward Looking Statements

Forward-looking statements that may be contained in this stockholder communication, including, without limitation, statements related to SITO Mobile, Ltd.’s (the “Company”) plans, strategies, objectives, expectations, potential value, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and may contain words such as “believes”, “anticipates”, “expects”, “plans”, “intends” and similar words or phrases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in any forward-looking statement. In addition to the factors which may be specifically noted in the forward-looking statements, other important factors, risks and uncertainties that could result in those differences include, but are not limited to, those previously disclosed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended September 30, 2014, filed with the Securities and Exchange Commission on December 2, 2014. Forward-looking statements that may be contained in this stockholder communication are being made as of the date of the communication, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.